Exhibit 23.1

12 Greenway Plaza, 12th Floor
Houston, TX 77046

Phone	713-561-6500
Fax	713-968-7128
Web	www.uhy-us.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-4 of Seawell Limited of our reports dated March 9, 2010 with respect to the consolidated financial statements of Allis-Chalmers Energy Inc. as of December 31, 2009 and 2008, and for each of the three fiscal years in the period ended December 31, 2009, and to the effectiveness of Allis-Chalmers Energy Inc.’s internal control over financial reporting as of December 31, 2009, which appear in Allis-Chalmers Energy Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ UHY LLP

Houston, Texas

January 21, 2011